The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 11, 2014

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-196613

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 7, 2014)

$25,000,000

Hallmark Financial Services, Inc.

% Senior Unsecured Notes due 2024

Hallmark Financial Services, Inc. (“Hallmark”) is offering $25,000,000 in aggregate principal amount of        % Senior Unsecured Notes due 2024 (the “Notes”). The Notes will bear interest at the rate of        % per year. We will pay interest on the Notes on        ,        ,        and              of each year, commencing on        , 2014.

The Notes will be unsecured obligations of Hallmark only and will not be obligations of or guaranteed by any of its subsidiaries. The Notes will rank senior in right of payment to any of Hallmark’s existing and future indebtedness that is by its terms expressly subordinated or junior in right of payment to the Notes. The Notes will rank equally in right of payment to all of Hallmark’s existing and future senior indebtedness, but will be effectively subordinated to any secured indebtedness to the extent of the value of the collateral securing such secured indebtedness. In addition, the Notes will be structurally subordinated to the indebtedness and other obligations of Hallmark’s subsidiaries.

Hallmark intends to apply to list the notes on the Nasdaq Global Market. If the listing is approved, trading of the Notes on the Nasdaq Global Market is expected to commence within 30 days after the initial delivery of the Notes. Currently, there is no public market for the Notes.

The Notes will be issued only in fully registered book-entry form without coupons and in denominations of $25 and integral multiples of $25 in excess thereof.

	Per Note		Total
Public offering price (1)		%	$
Underwriting discount		%	$
Proceeds to Hallmark Financial Services, Inc. (2)		%	$

(1) Plus accrued interest, if any, from August        , 2014.

(2) Before deducting expenses of the offering.

An investment in the Notes involves risks. You should carefully consider the information under the heading “Risk Factors” on page S-8 of this prospectus supplement before investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form through the facilities of The Depository Trust Company against payment in New York, New York on August        , 2014. Beneficial interests in the Notes will be shown on, and transfer will be effected only through, records maintained by The Depository Trust Company and its participants.

The date of this prospectus supplement is August       , 2014.

TABLE OF CONTENTS

Prospectus Supplement

Accompanying Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement on Form S-3 (Registration No. 333-196613) filed with the U.S. Securities and Exchange Commission (“SEC”). To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the offered securities. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of each document and that the information incorporated by reference is accurate only as of the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, or as otherwise expressly stated, in this prospectus the term “Hallmark” refers solely to Hallmark Financial Services, Inc. and the terms “we,” “our” and “us” refer collectively to Hallmark and its subsidiaries. Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the materials incorporated herein and therein by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbors created thereby. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate” or similar expressions. These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business activities and availability of funds. Statements regarding the following subjects are forward-looking by their nature:

•	our business and growth strategies;

•	our performance goals;

•	our projected financial condition and operating results;

•	our understanding of our competition;

•	industry and market trends;

•	the impact of technology on our products, operations and business;

•	our use of the proceeds of any offering; and

•	any other statements or assumptions that are not historical facts.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the materials incorporated herein and therein by reference are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework, weather-related events and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying these forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus supplement, the accompanying prospectus and the materials incorporated herein or therein by reference will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

S-1

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the Notes.

Hallmark Financial Services, Inc.

Who We Are

We are a diversified property/casualty insurance group that serves businesses and individuals in specialty and niche markets.

We offer standard commercial insurance, specialty commercial insurance and personal insurance in selected market subcategories that are characteristically low-severity and predominately short-tailed risks. We focus on marketing, distributing, underwriting and servicing property/casualty insurance products that require specialized underwriting expertise or market knowledge. We believe this approach provides us the best opportunity to achieve favorable policy terms and pricing. The insurance policies we produce are written by our six insurance company subsidiaries as well as unaffiliated insurers.

We market, distribute, underwrite and service our property/casualty insurance products primarily through five business units, each of which has a specific focus.

•	Our Standard Commercial P&C business unit primarily handles standard commercial insurance and occupational accident insurance.

•	Our Workers Compensation business unit specializes in small and middle market workers compensation business.

•	Our E&S Commercial business unit handles primarily commercial insurance products and services in the excess and surplus lines market.

•	Our Hallmark Select business unit offers (i) general aviation insurance products and services, (ii) low and middle market commercial umbrella and excess liability insurance, (iii) medical professional liability insurance products and services and (iv) satellite launch insurance products.

•	Our Personal Lines business unit focuses on non-standard personal automobile insurance and complementary personal insurance products and services.

Each business unit has its own management team with significant experience in distributing products to its target markets and proven success in achieving underwriting profitability and providing efficient claims management. Each business unit is responsible for marketing, distribution, underwriting and claims management while we provide capital management, reinsurance, actuarial, investment, financial reporting, technology and legal services and other administrative support at the parent level. We believe this approach optimizes our operating results by allowing us to effectively penetrate our selected specialty and niche markets while maintaining operational controls, managing risks, controlling overhead and efficiently allocating our capital across business units. We expect future growth to be derived from organic growth in the premium production of our existing business units and selected opportunistic acquisitions that meet our criteria.

What We Do

We market commercial and personal lines of property/casualty insurance products which are tailored to the risks and coverages required by the insured. We believe that most of our target markets are underserved by larger property/casualty insurers because of the specialized nature of the underwriting required. We also believe our long-standing relationships with independent general agencies and retail agents and the service we provide differentiate us from larger property/casualty insurers.

Our Standard Commercial P&C business unit primarily underwrites low-severity, short-tailed commercial property/casualty insurance products in the standard market. We market these products through a network of approximately 350 independent agents primarily serving businesses in the non-urban areas of Texas, New Mexico, Oregon, Idaho, Montana, Washington, Utah, Wyoming, Arkansas, Hawaii and Missouri.

S-2

Our Workers Compensation business unit offers small and middle market workers compensation insurance products through a network of approximately 120 independent agents in Texas and Montana, with a predominate portion of its distribution in Texas.

Our E&S Commercial business unit primarily offers commercial property/casualty insurance products in the excess and surplus lines market. We focus on middle market commercial risks that do not meet the underwriting requirements of standard insurers due to factors such as loss history, number of years in business, minimum premium size and types of business operation. Our E&S Commercial business unit markets its products in 26 states through nine wholesale brokers, a program underwriter and 96 general agency offices, as well as approximately 130 independent retail agents in Texas and Oregon.

Our Hallmark Select business unit offers small and middle market commercial excess liability, umbrella and general liability insurance on both an admitted and non-admitted basis; general aviation property/casualty insurance primarily for private and small commercial aircraft and airports; satellite launch property/casualty insurance products; and medical professional liability insurance on an excess and surplus lines basis. Our Hallmark Select business unit markets these products through approximately 300 agents and brokers in 49 states.

Our Personal Lines business unit offers non-standard personal automobile policies, which generally provide the minimum limits of liability coverage mandated by state law to drivers who find it difficult to obtain insurance from standard carriers due to various factors including age, driving record, claims history or limited financial resources. Our Personal Lines business unit also provides personal insurance products such as policies covering low value dwelling/homeowners, renters and manufactured homes. Our Personal Lines business unit markets through approximately 3,200 independent retail agents in 14 states.

Our insurance company subsidiaries are American Hallmark Insurance Company of Texas (“AHIC”), Hallmark Insurance Company (“HIC”), Hallmark Specialty Insurance Company (“HSIC”), Hallmark County Mutual Insurance Company (“HCM”), Hallmark National Insurance Company (“HNIC”) and Texas Builders Insurance Company (“TBIC”). AHIC, HIC, HSIC and HNIC have entered into a pooling arrangement, pursuant to which AHIC retains 30% of the net premiums written by any of them, HIC retains 27% of the net premiums written by any of them, HSIC retains 30% of the net premiums written by any of them and HNIC retains 13% of the net premiums written by any of them. A.M. Best Company (“A.M. Best”), a nationally recognized insurance industry rating service and publisher, has pooled its ratings of these four insurance company subsidiaries and assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-” to each of these individual insurance company subsidiaries and to the pool formed by these four insurance company subsidiaries. Also, A.M. Best has assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-” to HCM. A.M. Best does not assign a financial strength rating or an issuer credit rating to TBIC.

Our Competitive Strengths

We believe that we enjoy the following competitive strengths:

•	Specialized market knowledge and underwriting expertise. All of our business units possess extensive knowledge of the specialty and niche markets in which they operate, which we believe allows them to effectively structure and market their property/casualty insurance products.

•	Tailored market strategies. Each of our business units has developed its own customized strategy for penetrating the specialty or niche markets in which it operates. These strategies include distinctive product structuring, marketing, distribution, underwriting and servicing approaches by each business unit. As a result, we are able to structure our property/casualty insurance products to serve the unique risk and coverage needs of our insureds.

•	Superior agent and customer service. We believe performing the underwriting, billing, customer service and claims management functions at the business unit level allows us to provide superior service to both our independent agents and insured customers. The easy-to-use interfaces and responsiveness of our business units enhance their relationships with the independent agents who sell our policies. We also believe our consistency in offering our insurance products through hard and soft markets helps to build and maintain the loyalty of our independent agents. Our customized products, flexible payment plans and prompt claims processing are similarly beneficial to our insureds.

S-3

•	Market diversification. We believe operating in various specialty and niche segments of the property/casualty insurance market diversifies both our revenues and our risks. We also believe our business units generally operate on different market cycles, producing more earnings stability than if we focused entirely on one product. We believe this market diversification reduces our risk profile and enhances our profitability.

•	Experienced management team. Our senior corporate management has an average of over 20 years of insurance experience. In addition, our business units have strong management teams, with an average of more than 20 years of insurance industry experience for the heads of our business units and an average of more than 15 years of underwriting experience for our underwriters. Our management has significant experience in all aspects of property/casualty insurance, including underwriting, claims management, actuarial analysis, reinsurance and regulatory compliance.

Our Strategy

We are striving to become a “Best in Class” specialty insurance company offering products in specialty and niche markets through the following strategies:

•	Focusing on underwriting discipline and operational efficiency. We seek to consistently generate an underwriting profit on the business we write in hard and soft markets. Our business units have a strong track record of underwriting discipline and operational efficiency, which we seek to continue. We believe that in soft markets our competitors often offer policies at a low or negative underwriting profit in order to maintain or increase their premium volume and market share. In contrast, we seek to write business based on its profitability rather than focusing solely on premium production.

•	Achieving organic growth in our existing business lines. We believe we can achieve organic growth in our existing business lines by consistently providing our insurance products through market cycles, expanding geographically, expanding our product offerings, expanding our agency relationships and further penetrating our existing customer base.

•	Pursuing selected, opportunistic acquisitions. We seek to opportunistically acquire insurance organizations that operate in specialty or niche property/casualty insurance markets that are complementary to our existing operations. We seek to acquire companies with experienced management teams, stable loss results and strong track records of underwriting profitability and operational efficiency. Our management has significant experience in evaluating potential acquisition targets, structuring transactions to ensure continued success and integrating acquired companies into our operational structure.

•	Maintaining a strong balance sheet. We seek to maintain a strong balance sheet by employing conservative investment, reinsurance and reserving practices and to measure our performance based on long-term growth in book value per share.

S-4

 The Offering

The following summary contains basic information about the Notes and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	Hallmark Financial Services, Inc.

Securities Offered	$25,000,000 aggregate principal amount of % Senior Unsecured Notes due 2024.

Maturity Date	August , 2024.

Interest Rate	% per annum, computed on the basis of a 360-day year of twelve 30-day months, from August , 2014.

Interest Payment Dates	, , and of each year, commencing on , 2014.

Price to Public	% of the principal amount, plus accrued interest, if any, from August , 2014.

Ranking	The Notes will be unsecured obligations of Hallmark Financial Services, Inc. and will rank senior in right of payment to any of Hallmark’s existing and future indebtedness that is by its terms expressly subordinated or junior in right of payment to the Notes. The Notes will rank equally in right of payment to all of Hallmark’s existing and future senior indebtedness, but will be effectively subordinated to any secured indebtedness to the extent of the value of the collateral securing such secured indebtedness. In addition, the Notes will be structurally subordinated to the indebtedness and other obligations of Hallmark’s subsidiaries. As of the date of this prospectus supplement, Hallmark had no outstanding secured indebtedness but had $15.0 million in borrowing capacity under its secured revolving credit facility.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $ , after deducting underwriting discounts and commissions and other estimated offering expenses. We intend to use the net proceeds of this offering for working capital and general corporate purposes, including funding opportunistic acquisitions of businesses and potential repurchases of shares of Hallmark’s common stock.

Optional Redemption	Hallmark may, at its option, on any scheduled interest payment date commencing , , redeem some or all of the Notes at a redemption price equal to % of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. See, “Description of the Notes – Optional Redemption.” The holders of the Notes will not be able to compel repayment at any time prior to maturity and will not be entitled to any sinking fund.

Default	The Notes will contain events of default, the occurrence of which may result in the acceleration of Hallmark’s obligations under the Notes in certain circumstances. See “Description of the Notes—Events of Default; Waiver.”

S-5

Certain Covenants	The Notes will be issued under an indenture and supplemental indenture (collectively, the “Indenture”) to be dated as of the issuance date between Hallmark and The Bank of New York Mellon Trust Company, N.A., as Trustee. The Indenture contains covenants that, among other things, limit: (i) the ability of Hallmark to merge or consolidate, or lease, sell, assign or transfer all or substantially all of its assets; (ii) the ability of Hallmark to sell or otherwise dispose of the equity securities of certain of its insurance company subsidiaries; (iii) the ability of certain of Hallmark’s insurance company subsidiaries to issue equity securities; (iv) the ability of Hallmark to permit certain of its insurance company subsidiaries to merge or consolidate, or lease, sell, assign or transfer all or substantially all of their respective assets; and (v) the ability of Hallmark and its subsidiaries to incur debt secured by equity securities of certain of its insurance company subsidiaries. These covenants are subject to a number of important exceptions, qualifications and limitations. See “Description of the Notes — Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” in this prospectus supplement.

Form	The Notes will be evidenced by global notes deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”). Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Book-Entry, Delivery and Form of Notes.”

Denominations	The Notes will be issued only in denominations of $25 and integral multiples of $25 in excess thereof.

Currency	Principal and interest on the Notes will be payable in U.S. dollars.

Future Issuances	Hallmark may, without notice to or consent of the holders of the Notes, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date and offering price. Such additional notes will be consolidated with the Notes issued in this offering and form a single series.

Listing	Hallmark intends to apply to list the notes on the Nasdaq Global Market. If the listing is approved, trading of the Notes on the Nasdaq Global Market is expected to commence within 30 days after the initial delivery of the Notes. Currently, there is no public market for the Notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The Indenture and the Notes will be governed by the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Material Federal Income Tax Considerations.”

Risk Factors	An investment in the notes involves certain risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-8, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

S-6

Selected Consolidated Financial Data

The following selected consolidated financial data is qualified in its entirety by and should be read in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, each of which is incorporated herein by reference. The results of operations for the six months ended June 30, 2014 may not be indicative of the operating results to be expected for the full year.

	Six Months
	Ended June 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
		(in thousands, except per share data)

Statement of Operations Data:
Gross premiums written	$240,522	$460,027	$389,842	$354,881	$320,973	$287,558
Ceded premiums written	(83,898)	(99,262)	(57,353)	(51,005)	(39,332)	(25,818)
Net premiums written	156,624	360,765	332,489	303,876	281,641	261,740
Change in unearned premiums	3,999	(224)	(13,053)	(10,835)	(3,370)	(10,668)
Net premiums earned	160,623	360,541	319,436	293,041	278,271	251,072

Investment income, net of expenses	6,227	12,884	15,293	15,880	14,849	14,947
Realized gains	(99)	10,540	1,943	3,633	8,402	3,032
Finance charges	2,767	5,830	5,957	6,826	7,054	5,874
Commission and fees	(1,599)	(487)	(1,145)	3,175	(1,575)	12,011
Other income	26	120	316	216	59	103
Total revenues	167,945	389,428	341,800	322,771	307,060	287,039

Loss and loss adjustment expenses	105,272	261,345	226,414	239,235	202,544	153,619
Other operating costs and expenses	50,646	109,289	103,792	95,106	87,882	92,233
Interest expense	2,295	4,599	4,634	4,631	4,598	4,602
Amortization of intangible assets	1,278	3,115	3,586	3,586	3,665	3,328
Total expenses	159,491	378,348	338,426	342,558	298,689	253,782

Income (loss) before tax	8,454	11,080	3,374	(19,787)	8,371	33,257
Income tax expense (benefit)	2,255	2,835	(474)	(8,954)	863	8,630
Net income (loss)	6,199	8,245	3,848	(10,833)	7,508	24,627
Less: Net income attributable to non-controlling interest	-	-	324	58	105	52

Net income (loss) attributable to Hallmark Financial Services, Inc.	6,199	8,245	3,524	(10,891)	7,403	24,575

Net income (loss) per share attributable to
Hallmark Financial Services, Inc. common stockholders:
Basic	$0.32	$0.43	$0.18	$(0.55)	$0.37	$1.19
Diluted	$0.32	$0.43	$0.18	$(0.55)	$0.37	$1.19

	As of June 30,	As of December 31, 2013
Balance Sheet Items:	2014	2013	2012	2011	2010	2009

Total investments	$479,700	$461,325	$445,360	$424,628	$432,441	$327,677
Total assets	$987,538	$909,023	$790,468	$746,059	$736,557	$628,869
Unpaid loss and loss adjustment expenses	$415,297	$382,640	$313,416	$296,945	$251,677	$184,662
Unearned premiums	$196,968	$185,303	$162,502	$146,104	$140,965	$125,089
Total liabilities	$742,224	$670,905	$569,931	$529,203	$499,919	$401,228
Total stockholders' equity	$245,314	$238,118	$220,537	$215,572	$235,278	$226,517

Book value per share	$12.78	$12.36	$11.45	$11.19	$11.69	$11.26

S-7

RISK FACTORS

Investing in the Notes involves a number of risks. Before making an investment decision, you should carefully consider the risks and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider, among other things, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the Notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Hallmark

Our success depends on our ability to price accurately the risks we underwrite.

Our results of operations and financial condition depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Adequate rates are necessary to generate premiums sufficient to pay losses, loss settlement expenses and underwriting expenses and to earn a profit. To price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate pricing techniques; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including:

•	the availability of sufficient reliable data and our ability to properly analyze available data;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate pricing techniques; and

•	changes in applicable legal liability standards and in the civil litigation system generally.

Consequently, we could underprice risks, which would adversely affect our profit margins, or we could overprice risks, which could reduce our sales volume and competitiveness. In either case, our profitability could be materially and adversely affected.

Our results may fluctuate as a result of cyclical changes in the property/casualty insurance industry.

Our revenue is primarily attributable to property/casualty insurance, which as an industry is cyclical in nature and has historically been characterized by soft markets followed by hard markets. A soft market is a period of relatively high levels of price competition, less restrictive underwriting standards and generally low premium rates. A hard market is a period of capital shortages resulting in lack of insurance availability, relatively low levels of competition, more selective underwriting of risks and relatively high premium rates. If we find it necessary to reduce premiums or limit premium increases due to competitive pressures on pricing in a softening market, we may experience a reduction in our premiums written and in our profit margins and revenues, which could adversely affect our financial results.

Estimating reserves is inherently uncertain. If our loss reserves are not adequate, it will have an unfavorable impact on our results.

We maintain loss reserves to cover our estimated ultimate liability for unpaid losses and loss adjustment expenses (“LAE”) for reported and unreported claims incurred as of the end of each accounting period. Reserves represent management’s estimates of what the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on management’s assessment of facts and circumstances then known, as well as estimates of future trends in claim severity and frequency, judicial theories of liability, and other factors. These variables are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial trends and legislative changes.

Many of these factors are not quantifiable. Additionally, there may be a significant lag between the occurrence of an event and the time it is reported to us. The inherent uncertainties of estimating reserves are greater for certain types of liabilities, particularly those in which the various considerations affecting the type of claim are subject to change and in which long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Our gross loss and LAE reserves totaled $415.3 million at June 30, 2014.

S-8

Because setting reserves is inherently uncertain, there can be no assurance that the current reserves will prove adequate. If the actual amount of insured losses is greater than our reserve estimates, our profitability, capital and financial position could suffer. In addition, if our loss reserves are inadequate to cover the actual amount of insured losses, the financial strength ratings of our insurance company subsidiaries could be impacted or downgraded.

Our failure to maintain favorable financial strength ratings could negatively impact our ability to compete successfully.

Third-party rating agencies assess and rate the claims-paying ability of insurers based upon criteria established by the agencies. AHIC, HIC, HSIC and HNIC have entered into a pooling arrangement, pursuant to which AHIC retains 30% of the net premiums written by any of them, HIC retains 27% of the net premiums written by any of them, HSIC retains 30% of the net premiums written by any of them and HNIC retains 13% of the net premiums written by any of them. A.M. Best has pooled its ratings of these four insurance company subsidiaries and assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-” to each of these individual insurance company subsidiaries and to the pool formed by these four insurance company subsidiaries. Also, A.M. Best has assigned HCM a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-”. A.M. Best does not assign a financial strength rating or an issuer credit rating to TBIC.

These financial strength ratings are used by policyholders, insurers, reinsurers and insurance and reinsurance intermediaries as an important means of assessing the financial strength and quality of insurers. These ratings are not evaluations directed to potential purchasers of our securities and are not recommendations to buy, sell or hold our securities. Our ratings are subject to change at any time and could be revised downward or revoked at the sole discretion of the rating agencies. We believe that the ratings assigned by A.M. Best are an important factor in marketing our products. Our ability to retain our existing business and to attract new business in our insurance operations depends largely on these ratings. Our failure to maintain our ratings, or any other adverse development with respect to our ratings, could cause our current and future independent agents and insureds to choose to transact their business with more highly rated competitors. If A.M. Best downgrades our ratings or publicly indicates that our ratings are under review, it is likely that we would not be able to compete as effectively with our competitors, and our ability to sell insurance policies could decline. If that happens, our sales and earnings would decrease. For example, many of our agencies and insureds have guidelines that require us to have an A.M. Best financial strength rating of “A-” (Excellent) or higher. A reduction of our A.M. Best rating below “A-” would prevent us from issuing policies to insureds or potential insureds with such ratings requirements.

Lenders and reinsurers also use our A.M. Best ratings as a factor in deciding whether to transact business with us. The failure of our insurance company subsidiaries to maintain their current ratings could dissuade a lender or reinsurance company from conducting business with us or might increase our interest or reinsurance costs. In addition, a ratings downgrade by A.M. Best below “A-” would require us to post collateral in support of our obligations under certain of our reinsurance agreements pursuant to which we assume business.

The loss of key executives could disrupt our business.

Our success will depend in part upon the continued service of certain key executives. Our success will also depend on our ability to attract and retain additional executives and personnel. We do not have employment agreements with our Chief Executive Officer or any of our other executive officers. The loss of key personnel, or our inability to recruit and retain additional qualified personnel, could cause disruption in our business and could prevent us from fully implementing our business strategies, which could materially and adversely affect our business, growth and profitability.

Our industry is very competitive, which may unfavorably impact our results of operations.

The property/casualty insurance market, our primary source of revenue, is highly competitive and, except for regulatory considerations, has very few barriers to entry. According to A.M. Best, there were 3,196 property/casualty insurance companies and 2,135 property/casualty insurance groups operating in North America as of July 16, 2013. Our competitors include entities that have, or are affiliated with entities that have, greater financial and other resources than we have. In addition, competitors may attempt to increase market share by lowering rates. In that case, we could experience reductions in our underwriting margins, or sales of our insurance policies could decline as customers purchase lower-priced products from our competitors. Losing business to competitors offering similar products at lower prices, or having other competitive advantages, could adversely affect our results of operations.

S-9

Our results may be unfavorably impacted if we are unable to obtain adequate reinsurance.

As part of our overall risk and capacity management strategy, we purchase reinsurance for significant amounts of risk, especially catastrophe risks that we and our insurance company subsidiaries underwrite. Our catastrophe and non-catastrophe reinsurance facilities are generally subject to annual renewal. We may be unable to maintain our current reinsurance facilities or to obtain other reinsurance facilities in adequate amounts and at favorable rates. The amount, availability and cost of reinsurance are subject to prevailing market conditions beyond our control, and may affect our ability to write additional premiums as well as our profitability. If we are unable to obtain adequate reinsurance protection for the risks we have underwritten, we will either be exposed to greater losses from these risks or we will reduce the level of business that we underwrite, which will reduce our revenue.

If the companies that provide our reinsurance do not pay our claims in a timely manner, we could incur severe losses.

We purchase reinsurance by transferring, or ceding, part of the risk we have assumed to a reinsurance company in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. We cannot assure that our reinsurers will pay all of our reinsurance claims, or that they will pay our claims on a timely basis. At June 30, 2014, we had a total of $160.4 million due us from reinsurers, including $99.8 million of recoverables from losses and $60.6 million in ceded unearned premiums. If any of our reinsurers are unable or unwilling to pay amounts they owe us in a timely fashion, we could suffer a significant loss or a shortage of liquidity, which would have a material adverse effect on our business and results of operations.

Extra-contractual losses arising from bad faith claims could materially reduce our profitability.

In certain states, the judicial climate, case law or statutory framework are often viewed as unfavorable toward an insurer in litigation brought against it by policyholders and third-party claimants. This tends to increase our exposure to extra-contractual losses, or monetary damages beyond policy limits, in what are known as “bad faith” claims, for which reinsurance may be unavailable. Such claims may result in losses which could have a material adverse effect on our results of operations and financial condition.

Catastrophic losses are unpredictable and may adversely affect our results of operations, liquidity and financial condition.

Property/casualty insurance companies are subject to claims arising out of catastrophes that may have a significant effect on their results of operations, liquidity and financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hail storms, explosions, severe winter weather and fires, and may include man-made events, such as terrorist attacks. The incidence, frequency, and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.

Claims from catastrophic events could reduce our net income, cause substantial volatility in our financial results for any fiscal quarter or year or otherwise adversely affect our financial condition, liquidity or results of operations. Catastrophes may also negatively affect our ability to write new business. Increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future.

Catastrophe models may not accurately predict future losses.

Along with other insurers in the industry, we use models developed by third-party vendors in assessing our exposure to catastrophe losses that assume various conditions and probability scenarios. However, these models do not necessarily accurately predict future losses or accurately measure losses currently incurred. Catastrophe models, which have been evolving since the early 1990s, use historical information about various catastrophes and detailed information about our in-force business. While we use this information in connection with our pricing and risk management activities, there are limitations with respect to their usefulness in predicting losses in any reporting period. Examples of these limitations are significant variations in estimates between models and modelers and material increases and decreases in model results due to changes and refinements of the underlying data elements and assumptions. Such limitations lead to questionable predictive capability and post-event measurements that have not been well understood or proven to be sufficiently reliable. In addition, the models are not necessarily reflective of company or state-specific policy language, demand surge for labor and materials or loss settlement expenses, all of which are subject to wide variation by catastrophe. Because the occurrence and severity of catastrophes are inherently unpredictable and may vary significantly from year to year, historical results of operations may not be indicative of future results of operations.

S-10

Our geographic concentration ties our performance to the business, economic and regulatory conditions of certain states.

The following states accounted for 67% of our gross written premiums for 2013: Texas (52%), Louisiana (5%), Arizona (4%), Oregon (3%) and New Mexico (3%). Our revenues and profitability are subject to the prevailing regulatory, legal, economic, political, demographic, competitive, weather and other conditions in the principal states in which we do business. Changes in any of these conditions could make it less attractive for us to do business in such states and would have a more pronounced effect on us compared to companies that are more geographically diversified. In addition, our exposure to severe losses from localized natural perils, such as windstorms or hailstorms, is increased in those areas where we have written significant numbers of property/casualty insurance policies.

We are subject to comprehensive regulation, and our results may be unfavorably impacted by these regulations.

We are subject to comprehensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than of the stockholders and other investors of the insurance companies. These regulations, generally administered by the department of insurance in each state in which we do business, relate to, among other things:

•	approval of policy forms and rates;

•	standards of solvency, including risk-based capital measurements, which are a measure developed by the National Association of Insurance Commissioners and used by the state insurance regulators to identify insurance companies that potentially are inadequately capitalized;

•	licensing of insurers and their agents;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of insurance company subsidiaries to pay dividends;

•	restrictions on transactions between insurance company subsidiaries and their affiliates;

•	requiring certain methods of accounting;

•	periodic examinations of operations and finances;

•	the use of non-public consumer information and related privacy issues;

•	the use of credit history in underwriting and rating;

•	limitations on the ability to charge policy fees;

•	the acquisition or disposition of an insurance company or of any company controlling an insurance company;

•	involuntary assignments of high-risk policies, participation in reinsurance facilities and underwriting associations, assessments and other governmental charges;

•	restrictions on the cancellation or non-renewal of policies and, in certain jurisdictions, withdrawal from writing certain lines of business;

•	prescribing the form and content of records of financial condition to be filed;

•	requiring reserves for unearned premium, losses and other purposes; and

S-11

•	with respect to premium finance business, the federal Truth-in-Lending Act and similar state statutes. In states where specific statutes have not been enacted, premium finance is generally subject to state usury laws that are applicable to consumer loans.

State insurance departments also conduct periodic examinations of the affairs of insurance companies and require filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters. Our business depends on compliance with applicable laws and regulations and our ability to maintain valid licenses and approvals for our operations. Regulatory authorities may deny or revoke licenses for various reasons, including violations of regulations. Changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could have a material adverse effect on our operations. In addition, we could face individual, group and class-action lawsuits by our policyholders and others for alleged violations of certain state laws and regulations. Each of these regulatory risks could have an adverse effect on our profitability.

State statutes limit the aggregate amount of dividends that our subsidiaries may pay Hallmark, thereby limiting its funds to pay expenses and dividends.

Hallmark is a holding company and a legal entity separate and distinct from its subsidiaries. As a holding company without significant operations of its own, Hallmark’s principal sources of funds are dividends and other payments from its subsidiaries. State insurance laws limit the ability of Hallmark’s insurance company subsidiaries to pay dividends and require its insurance company subsidiaries to maintain specified minimum levels of statutory capital and surplus. The aggregate maximum amount of dividends permitted by law to be paid by an insurance company does not necessarily define an insurance company’s actual ability to pay dividends. The actual ability to pay dividends may be further constrained by business and regulatory considerations, such as the impact of dividends on surplus, by our competitive position and by the amount of premiums that we can write. Without regulatory approval, the aggregate maximum amount of dividends that could be paid to Hallmark in 2014 by its insurance company subsidiaries is $15.6 million. State insurance regulators have broad discretion to limit the payment of dividends by insurance companies and Hallmark’s right to participate in any distribution of assets of one of its insurance company subsidiaries is subject to prior claims of policyholders and creditors except to the extent that its rights, if any, as a creditor are recognized. Consequently, Hallmark’s ability to pay debts, expenses and cash dividends may be limited.

Our insurance company subsidiaries are subject to minimum capital and surplus requirements. Failure to meet these requirements could subject us to regulatory action.

Our insurance company subsidiaries are subject to minimum capital and surplus requirements imposed under the laws of their respective states of domicile and each state in which they issue policies. Any failure by one of our insurance company subsidiaries to meet minimum capital and surplus requirements imposed by applicable state law will subject it to corrective action, which may include requiring adoption of a comprehensive financial plan, revocation of its license to sell insurance products or placing the subsidiary under state regulatory control. Any new minimum capital and surplus requirements adopted in the future may require us to increase the capital and surplus of our insurance company subsidiaries, which we may not be able to do.

We are subject to assessments and other surcharges from state guaranty funds, mandatory reinsurance arrangements and state insurance facilities, which may reduce our profitability.

Virtually all states require insurers licensed to do business therein to bear a portion of the unfunded obligations of impaired or insolvent insurance companies. These obligations are funded by assessments, which are levied by guaranty associations within the state, up to prescribed limits, on all member insurers in the state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer was engaged. Accordingly, the assessments levied on us by the states in which we are licensed to write insurance may increase as we increase our premiums written. In addition, as a condition to the ability to conduct business in certain states, insurance companies are required to participate in mandatory reinsurance funds. The effect of these assessments and mandatory reinsurance arrangements, or changes in them, could reduce our profitability in any given period or limit our ability to grow our business.

We monitor developments with respect to various state facilities, such as the Texas FAIR Plan and the Texas Windstorm Insurance Association. The impact of any catastrophe experience on these facilities could result in the facilities recognizing a financial deficit or a financial deficit greater than the level currently estimated. They may, in turn, have the ability to assess participating insurers when financial deficits occur, adversely affecting our results of operations. While these facilities are generally designed so that the ultimate cost is borne by policyholders, the exposure to assessments and the availability of recoupments or premium rate increases from these facilities may not offset each other in our financial statements. Moreover, even if they do offset each other, they may not offset each other in financial statements for the same fiscal period due to the ultimate timing of the assessments and recoupments or premium rate increases, as well as the possibility of policies not being renewed in subsequent years.

S-12

Adverse securities market conditions can have a significant and negative impact on our investment portfolio.

Our results of operations depend in part on the performance of our invested assets. As of June 30, 2014, 89% of our investment portfolio was invested in fixed-income securities. Certain risks are inherent in connection with fixed-income securities, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. In general, the fair value of a portfolio of fixed-income securities increases or decreases inversely with changes in the market interest rates, while net investment income realized from future investments in fixed-income securities increases or decreases along with interest rates. In addition, certain of our fixed-income securities have call or prepayment options. This subjects us to reinvestment risk should interest rates fall and issuers call their securities. Furthermore, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. An investment has prepayment risk when there is a risk that cash flows from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates.

In addition to the general risks described above, although the majority of our portfolio is investment-grade, our fixed-income securities are nonetheless subject to credit risk. If any of the issuers of our fixed-income securities suffer financial setbacks, the ratings on the fixed-income securities could fall (with a concurrent fall in market value) and, in a worst case scenario, the issuer could default on its obligations.

Future changes in the fair value of our available-for-sale securities will be reflected in other comprehensive income. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our stockholders’ equity, total comprehensive income and/or cash flows.

We rely on independent agents and specialty brokers to market our products and their failure to do so would have a material adverse effect on our results of operations.

We market and distribute our insurance programs exclusively through independent insurance agents and specialty insurance brokers. As a result, our business depends in large part on the marketing efforts of these agents and brokers and on our ability to offer insurance products and services that meet the requirements of the agents, the brokers and their customers. However, these agents and brokers are not obligated to sell or promote our products and many sell or promote competitors’ insurance products in addition to our products. Some of our competitors have higher financial strength ratings, offer a larger variety of products, set lower prices for insurance coverage and/or offer higher commissions than we do. Therefore, we may not be able to continue to attract and retain independent agents and brokers to sell our insurance products. The failure or inability of independent agents and brokers to market our insurance products successfully could have a material adverse impact on our business, financial condition and results of operations.

We may experience difficulty in integrating acquisitions into our operations.

The successful integration of any newly acquired businesses into our operations will require, among other things, the retention and assimilation of their key management, sales and other personnel; the coordination of their lines of insurance products and services; the adaptation of their technology, information systems and other processes; and the retention and transition of their customers. Unexpected difficulties in integrating any acquisition could result in increased expenses and the diversion of management time and resources. If we do not successfully integrate any acquired business into our operations, we may not realize the anticipated benefits of the acquisition, which could have a material adverse impact on our financial condition and results of operations. Further, any potential acquisitions may require significant capital outlays and, if we issue equity or convertible debt securities to pay for an acquisition, the issuance may be dilutive to our existing stockholders.

Our internal controls are not fail-safe.

We continually enhance our operating procedures and internal controls to effectively support our business and comply with our regulatory and financial reporting requirements. As a result of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control objectives have been or will be met, and that every instance of error or fraud has been or will be detected. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by individual acts or by collusion of two or more persons. The design of any system of controls is based in part upon assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Internal controls may also become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. Further, the design of a control system must reflect resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our internal controls and procedures are designed to provide reasonable, not absolute, assurance that the control objectives are met.

S-13

The exclusions and limitations in our policies may not be enforceable.

Many of the policies we issue include exclusions or other conditions that define and limit coverage, which exclusions and conditions are designed to manage our exposure to certain types of risks and expanding theories of legal liability. In addition, many of our policies limit the period during which a policyholder may bring a claim under the policy, which period in many cases is shorter than the statutory period under which these claims can be brought by our policyholders. While these exclusions and limitations help us assess and control our loss exposure, it is possible that a court or regulatory authority could nullify or void an exclusion or limitation, or legislation could be enacted modifying or barring the use of these exclusions and limitations. This could result in higher than anticipated losses and LAE by extending coverage beyond our underwriting intent or increasing the number or size of claims, which could have a material adverse effect on our operating results. In some instances, these changes may not become apparent until sometime after we have issued the insurance policies that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a policy is issued.

We rely on our information technology and telecommunications systems and the failure or disruption of these systems could disrupt our operations and adversely affect our results of operations.

Our business is highly dependent upon the successful and uninterrupted functioning of our information technology and telecommunications systems. We rely on these systems to process new and renewal business, provide customer service, make claims payments and facilitate collections and cancellations, as well as to perform actuarial and other analytical functions necessary for pricing and product development. Our systems could fail of their own accord or might be disrupted by factors such as natural disasters, power disruptions or surges, computer hackers or terrorist attacks. Failure or disruption of these systems for any reason could interrupt our business and adversely affect our results of operations.

Cyber security risks in particular are evolving and include malicious software, unauthorized access to data and other electronic security breaches. We have not experienced cyber security attacks in the past and believe that we have adopted appropriate measures to mitigate potential risks to our information technology systems. However, the timing, nature and scope of cyber security attacks are difficult to predict and prevent. Therefore, we could be subject to operational delays, compromised confidential or proprietary information, destruction or corruption of data, manipulation or improper use of our systems and networks, financial losses from remedial actions and/or damage to our reputation from cyber security attacks. A cyber security attack on our information technology systems could disrupt our business and adversely affect our results of operations and financial position.

Global climate change may have an adverse effect on our financial statements.

Although uncertainty remains as to the nature and effect of greenhouse gas emissions, we could suffer losses if global climate change results in an increase in the frequency and severity of natural disasters. As with traditional natural disasters, claims arising from these incidents could increase our exposure to losses and have a material adverse impact on our business, results of operations, and/or financial condition.

S-14

Risks Related to the Notes

There are limited covenants in the Indenture.

In addition to our currently outstanding obligations and any Notes issued pursuant to this offering, neither Hallmark nor any of its subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt or secured debt under our secured revolving credit facility, under the Indenture. If we incur additional debt or liabilities, Hallmark’s ability to pay its obligations on the Notes could be adversely affected.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the Notes, including:

•	limiting Hallmark’s ability to satisfy its obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

In addition, we are not restricted under the Indenture from granting security interests in our assets, except to the extent described under “Description of the Notes—Merger, Consolidation, Sale, Lease or Conveyance” and “—Certain Covenants” in this prospectus supplement, or from paying dividends or issuing or repurchasing securities.

Moreover, the Indenture does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience material adverse changes in our financial condition or results of operations. Holders of the Notes are also not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction, except to the extent described under “Description of the Notes—Merger, Consolidation, Sale, Lease or Conveyance” and “—Certain Covenants” in this prospectus supplement.

For these reasons, you should not consider the covenants in the Indenture a significant factor in evaluating whether to invest in the Notes.

Although the Notes are “senior notes,” they will be effectively subordinate to Hallmark’s secured indebtedness and structurally subordinate to all liabilities of Hallmark’s subsidiaries. Effective and structural subordination increases the risk that Hallmark will be unable to meet its obligations on the Notes when they mature.

The Notes are unsecured and, therefore, will effectively be subordinated to any secured indebtedness of Hallmark currently outstanding or incurred in the future to the extent of the value of the collateral securing such indebtedness. As of the date of this prospectus supplement, Hallmark has no outstanding secured indebtedness, but has $15.0 million in borrowing capacity under a secured revolving credit facility with Frost Bank. All of the stock of Hallmark’s subsidiaries and substantially all of the assets of its non-insurance company subsidiaries are pledged to secure any indebtedness from time to time outstanding under this secured revolving credit facility. The Indenture does not limit the incurrence of additional indebtedness by Hallmark, including indebtedness senior to the Notes, or by its subsidiaries. In the event of a bankruptcy or similar proceeding involving Hallmark, any of its assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under such secured indebtedness before any payments are made on the Notes.

The Notes will be obligations of Hallmark only, are not obligations of its subsidiaries, and are not guaranteed by any of its subsidiaries. In addition, the Notes will be structurally subordinated to all existing and future indebtedness and liabilities, including trade payables and lease obligations, of each of Hallmark’s present and future subsidiaries. Hallmark’s right to participate in any distribution of assets of its subsidiaries upon their liquidation or reorganization or otherwise, and thus your ability as a holder of the Notes to benefit indirectly from such distribution, will be subject to the prior claims of preferred equity holders (if any) and creditors of its present and future subsidiaries, except to the extent that Hallmark may be recognized as a creditor with allowed claims against the subsidiary. Hallmark’s present and future subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the Notes.

S-15

State statutes limit the aggregate amount of dividends that our subsidiaries may pay Hallmark, thereby limiting its funds to make principal and interest payments on debt obligations, including its obligations under the Notes.

As a holding company without significant operations of its own, Hallmark’s principal sources of funds are dividends and other payments from its subsidiaries. State insurance laws limit the ability of Hallmark’s insurance company subsidiaries to pay dividends and require its insurance company subsidiaries to maintain specified minimum levels of statutory capital and surplus. The aggregate maximum amount of dividends permitted by law to be paid by an insurance company does not necessarily define an insurance company’s actual ability to pay dividends. The actual ability to pay dividends may be further constrained by business and regulatory considerations, such as the impact of dividends on surplus, by our competitive position and by the amount of premiums that we can write. Without regulatory approval, the aggregate maximum amount of dividends that could be paid to Hallmark in 2014 by its insurance company subsidiaries is $15.6 million. State insurance regulators have broad discretion to limit the payment of dividends by insurance companies. Hallmark’s ability to pay interest on the Notes as it comes due and the principal of the Notes at their maturity may be limited by these regulatory constraints.

Hallmark may not be able to generate sufficient cash to service its debt obligations, including the Notes.

Hallmark’s ability to make payments on and to refinance its indebtedness, including the Notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities available to Hallmark sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the Notes.

There may be no active trading market for the Notes.

The Notes will be a new issue of securities with no established trading market. Although Hallmark intends to apply to have the notes listed on the Nasdaq Global Market, there can be no assurance the Notes will be approved for listing or, if listed, that an active trading market for the Notes will develop, or, if one does develop, that it will be maintained. Although representatives of the underwriters have advised us that, following completion of the offering of Notes, one or more of the underwriters currently intend to make secondary markets in the Notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition and results of operations.

The price at which holders will be able to sell their Notes prior to maturity will depend on a number of factors and may be substantially less than the amount originally invested.

 We believe that the value of the Notes in any secondary market will be affected by the supply and demand of the Notes, the interest rate, their ranking and a number of other factors. The following factors may have an impact on the market value of the Notes:

•	United States interest rates. We expect that the market value of the Notes will be affected by changes in interest rates in the United States. In general, if U.S. interest rates increase, the market value of the Notes may decrease.

•	Our credit ratings, financial condition and results. Actual or anticipated changes in our A.M. Best ratings, other credit ratings, financial condition or results of operations may affect the market value of the Notes.

•	General economic conditions. General economic conditions may affect the market value of the Notes.

•	Market for similar securities. The market for similar securities may affect the market value of the Notes.

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Some of these factors are interrelated in complex ways. As a result, the effect of any one factor, such as an increase in United States interest rates, may be offset or magnified by the effect of one or more other factors.

Holders of the Notes will have limited rights if there is an event of default.

For all types of default, including default in the payment of principal or interest on the Notes or in the performance of any other obligations under the Notes, the acceleration of the principal amount of the Notes can only be activated by the Trustee or the holders of at least 25% in principal amount of the outstanding Notes.

Hallmark may redeem the Notes before maturity, and holders of the redeemed Notes may be unable to reinvest the proceeds at the same or a higher rate of return.

  Hallmark may redeem all or a portion of the Notes as described under “Description of the Notes—Optional Redemption.” If redemption does occur, holders of the redeemed Notes may be unable to reinvest the money received in the redemption at a rate that is equal to or higher than the rate of return on the Notes.

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USE OF PROCEEDS

We expect that the net proceeds of this offering, after deducting underwriting discounts and commissions and other estimated offering expenses, will be approximately $        .. We will retain broad discretion over the use of the net proceeds from the sale of the Notes. We currently anticipate that the net proceeds from the sale of the Notes will be used for working capital and general corporate purposes, including funding opportunistic acquisitions of businesses and potential repurchases of shares of Hallmark common stock. We do not currently have any planned acquisitions.

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CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2014, (i) on an actual basis; and (ii) as adjusted to give effect to the sale of $25,000,000 aggregate principal amount of the Notes offered hereby. You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, included and incorporated by reference in this prospectus supplement.

	As of June 30, 2014 (unaudited)
	(in thousands)
	Actual	As Adjusted

Secured revolving credit facility	$-	$-
Subordinated debt securities	56,702	56,702
% senior unsecured notes due 2024	-	25,000
Total debt	$56,702	$81,702

Common stock, $0.18 par value, 33,333,333 shares authorized;
20,872,831 shares issued	$3,757	$3,757
Additional paid-in capital	123,048	123,048
Retained earnings	112,408	112,408
Accumulated other comprehensive income	18,379	18,379
Treasury stock (1,684,149 shares), at cost	(12,278)	(12,278)
Total shareholders' equity	245,314	245,314
Total capitalization	$302,016	$327,016

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of consolidated earnings to fixed charges for the six months ended June 30, 2014, and each of the preceding five fiscal years.

Six Months Ended June 30,	Fiscal Year Ended December 31,
2014	2013	2012	2011	2010	2009
4.16x	3.07x	1.53x	*	2.58x	7.36x

For purposes of calculating these ratios, (a) “earnings” consist of pre-tax income (loss) plus fixed charges less net income attributable to non-controlling interests, and (b) “fixed charges” consist of interest expense and the estimated interest component of rental expense. Earnings for the fiscal year ended December 31, 2011 were inadequate to cover fixed charges. The coverage deficiency was $19.9 million.

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DESCRIPTION OF THE NOTES

The Notes will be a series of our senior unsecured debt securities as described in the accompanying prospectus under “Description of Senior Unsecured Debt Securities.” The Notes will be issued under a senior unsecured debt securities indenture to be dated August        , 2014 ( referred to herein as the “base indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee” or “BNY Mellon”), as supplemented by a supplemental indenture with respect to the Notes. In this section, we refer to the base indenture, as supplemented by the supplemental indenture, as the Indenture. The following description of the Notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes. The following description of the particular terms of the Notes supplements and replaces any inconsistent information set forth under the heading “Description of Senior Unsecured Debt Securities” in the accompanying prospectus.

General

The Notes will constitute a separate series of senior unsecured debt securities under the Indenture and will be issued in an initial aggregate principal amount of $25,000,000 and will mature on August        , 2024 (referred to herein as the “maturity date”). The Notes will be issued only in fully registered book-entry form without coupons and in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will be issued pursuant to the Indenture.

We may, without the consent of any of the holders of the Notes, create and issue additional senior unsecured debt securities so that those additional senior unsecured debt securities would form a single series with the Notes (referred to herein as “same-series debt securities”) or that would form a new series of senior unsecured debt securities. Such same-series debt securities would have the same terms as the Notes in all respects, except for the issue date, the issue price and the initial interest payment date. The Notes offered by this prospectus supplement and any same-series debt securities would rank equally and ratably and would be treated as a single series of senior unsecured debt securities for all purposes under the Indenture.

The Notes will bear interest at the rate of        % per year, accruing from August        , 2014. Interest on the Notes will be payable quarterly in arrears on        ,        ,        and            of each year (each referred to herein as an “interest payment date”), commencing        , 2014, to the persons in whose names the Notes are registered at the close of business on the preceding        ,        ,        and        , respectively. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the maturity date of the Notes is not a business day, then payment of the principal and interest may be made on the next business day. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date or maturity date, as the case may be.

The registered holder of a Note will be treated as the owner of the Note for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the Notes represented by a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note. See “Book-Entry, Delivery and Form of Notes” in this prospectus supplement for more information.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by Hallmark or its subsidiaries. The Indenture contains no financial covenants and does not restrict Hallmark from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving Hallmark or its subsidiaries that may adversely affect Hallmark’s credit quality, except to the extent described under the headings “—Merger, Consolidation, Sale, Lease or Conveyance” and “—Certain Covenants” below.

The Notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by Hallmark at the option of the holders. In addition, the Notes will not be convertible into, or exchangeable for, any other securities.

We may from time to time purchase the Notes in the open market or otherwise.

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Interest

Interest on the Notes will accrue at the rate of        % per annum, accruing from August       , 2014. Interest on the Notes will be payable quarterly on       ,        ,         and            of each year, beginning         , 2014. Hallmark will make each interest payment to the registered holders of Notes at the close of business on the         ,         ,         or         next preceding the applicable interest payment date. Interest on the Notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the Notes will be the amount of interest accrued from and including August         , 2014 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.

If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the Notes or such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be, to the date payment is made. A “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed.

Methods of Receiving Payments on the Notes

The Notes will be payable as to principal and interest at the office or agency of the paying agent (which may be Hallmark) or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their addresses set forth in the register of holders, and provided that all payments of principal and interest with respect to Notes a holder of which owns at least $10 million aggregate principal amount of Notes and has given wire transfer instructions to the paying agent at least ten business days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holder thereof.

Optional Redemption

We may, at our option, on         ,         , or on any scheduled interest payment date thereafter, redeem the Notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the Notes. The Notes will be redeemable at a redemption price equal to        % of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption.

On and after any redemption date, interest will cease to accrue on the Notes called for redemption. On or prior to any redemption date, Hallmark is required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Notes will be redeemed according to DTC’s procedures or, in the case of definitive notes, on a pro rata basis. Notes and portions of Notes selected shall be in amounts of $25 or whole multiples of $25, except that, if all of the Notes of a holder are to be redeemed, the entire outstanding amount of Notes held by such holder, even if not a multiple of $25, shall be redeemed.

Notice of redemption will be given to each holder of Notes to be redeemed at least 30 but no more than 60 days before the applicable redemption date, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of any Note being redeemed in part upon surrender for cancellation of the original Note. Notes called for redemption become due and payable on the date fixed for redemption.

Listing

We intend to apply to list the Notes on the Nasdaq Global Market. If the listing is approved, we expect trading in the Notes to begin within 30 days of August        , 2014, the original issue date.

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Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	Hallmark’s default in the payment of any interest on the Notes when due, and continuance of such default for a period of 30 days;

•	Hallmark’s default in the payment of any principal of the Notes when due;

•	Hallmark’s failure to perform any other covenant or agreement in the Indenture and the continuance of such default or breach for a period of 90 days after notice to Hallmark by the Trustee or by the holders of at least 25% in aggregate principal amount of the Notes (with a copy to the Trustee) specifying such failure and requiring it to be remedied;

•	a court having jurisdiction enters a decree or order for relief in respect of Hallmark or a Material Subsidiary (as defined below) in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging Hallmark or a Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of Hallmark or a Material Subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Hallmark or a Material Subsidiary or for any substantial part of their property, or ordering the winding-up or liquidation of Hallmark’s affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;

•	Hallmark or a Material Subsidiary commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consents to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against Hallmark or a Material Subsidiary, or the filing by Hallmark or a Material Subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by Hallmark or a Material Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Hallmark or a Material Subsidiary or of any substantial part of their property, or the making by Hallmark or a Material Subsidiary of an assignment for the benefit of creditors, or the taking of action by Hallmark or a Material Subsidiary in furtherance of any such action; or

•	a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Hallmark or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Hallmark or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), such indebtedness having been discharged or such acceleration having been rescinded or annulled. For purposes of this provision, obligations of Hallmark or a Material Subsidiary pursuant to a lease that are required (as opposed to elected) to be treated as capitalized leases under generally accepted accounting principles are excluded from the definition of indebtedness.

A Material Subsidiary means a direct or indirect subsidiary of Hallmark that is an insurance company with statutory surplus of at least $50,000,000 for the most recently completed fiscal quarter.

If an event of default occurs and continues, the Trustee by notice to Hallmark, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to Hallmark (with a copy to the Trustee), may declare the entire principal of and all accrued but unpaid interest on all the Notes to be due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding Notes. The Indenture also provides that the holders of a majority in principal amount of the Notes may waive any existing default with respect to the Notes and its consequences, except a default in the payment of the principal of and interest on the Notes.

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The holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the holders of the Notes not joining in the direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action consistent with the Indenture relating to any such direction received from the holders of the Notes. The Trustee shall not be obligated to take any action at the direction of holders unless such holders have provided to the Trustee security or indemnity satisfactory to the Trustee.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee reasonable indemnification. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a Note may pursue any remedy with respect to the Indenture or such Note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default;

•	holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue the remedy;

•	such holders provide to the Trustee security or indemnity acceptable to the Trustee against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity acceptable to the Trustee; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any Note, the Trustee may withhold notice of a default or event of default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. Hallmark is required to deliver to the Trustee annually a statement from its applicable officers regarding whether or not they have knowledge of any default or event of default. Within 30 days of any applicable officer becoming aware of any default or event of default, such officer is required to deliver to the Trustee a statement specifying such default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the Notes.

Ranking

The Notes will be senior unsecured indebtedness of Hallmark Financial Services, Inc. only and will not be obligations of or guaranteed by any of its subsidiaries. As such, the Notes will:

•	rank senior in right of payment to any of Hallmark’s existing and future indebtedness and other obligations that are, by their terms, expressly subordinated or junior in right of payment to the Notes;

•	rank equally in right of payment to all of Hallmark’s existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated or junior in right of payment to the Notes;

•	be effectively subordinated to all of Hallmark’s existing and future secured indebtedness and other obligations to the extent of the value of the collateral securing such secured indebtedness and other obligations; and

•	be structurally subordinated to the indebtedness and other obligations of all of Hallmark’s subsidiaries.

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Hallmark’s First Restated Credit Agreement with Frost Bank (“Frost”) dated January 27, 2006, as amended to date, provides a secured revolving credit facility of $15.0 million (referred to herein as the “secured revolving credit facility”). Hallmark’s obligations under this secured revolving credit facility are secured by a security interest in the capital stock of all of its subsidiaries, guarantees of all of its subsidiaries and the pledge of all of its non-insurance company assets.  Unless and until Frost declares a default under its secured revolving credit facility and forecloses on its security interest, the Notes will rank equal in right of payment to any amounts from time to time outstanding under the secured revolving credit facility. However, upon any foreclosure by Frost, the Notes will be effectively subordinated to Frost to the extent of the collateral securing the secured revolving credit facility.  As of the date of this prospectus supplement, Hallmark has no outstanding borrowings under the secured revolving credit facility, but has $15.0 million in borrowing capacity.

Merger, Consolidation, Sale, Lease or Conveyance

Under the Indenture, Hallmark may not merge or consolidate with or merge into any person, or sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of its assets to any person, unless:

•	Hallmark is the continuing corporation, or the successor corporation or the person that acquires all or substantially all of Hallmark’s assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all Hallmark’s obligations under the Notes and the Indenture or assumes such obligations as a matter of law;

•	immediately after giving effect to such merger, consolidation, sale lease or conveyance there is no default (as defined above) or event of default under the Indenture; and

•	Hallmark shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, lease or conveyance, the successor corporation formed, or into which Hallmark is merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, Hallmark under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, Hallmark will be released from all its liabilities and obligations under the Indenture and under the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precisely established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

Subject to certain exceptions, the Indenture:

•	prohibits Hallmark from, directly or indirectly, selling, assigning, pledging, transferring or otherwise disposing, and Hallmark cannot permit any of its subsidiaries to, directly or indirectly, sell, pledge, assign, transfer or otherwise dispose of, shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of a Material Subsidiary; and

•	prohibits Hallmark from permitting a Material Subsidiary to issue, sell or otherwise dispose of any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock, unless Hallmark will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of the Material Subsidiary after giving effect to that transaction. The covenant described in the preceding sentence does not apply to any transaction of the type described above under “—Merger, Consolidation, Sale, Lease or Conveyance.”

Furthermore, under the Indenture, Hallmark may not permit a Material Subsidiary to:

•	merge or consolidate with or into any corporation or other person, unless such Material Subsidiary is the surviving corporation or person, or unless Hallmark will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock;

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•	lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless Hallmark will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that corporation or other person; or

•	pay any dividend in a Material Subsidiary’s voting capital stock or make any other distribution in its voting capital stock, other than to Hallmark or its other subsidiaries, unless the Material Subsidiary to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the Notes.

However, Hallmark may agree to any such merger or consolidation or sale, lease, assignment, pledge or transfer of securities, properties or assets if: (i) required by law and such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by Hallmark or any of its subsidiaries acting in a fiduciary capacity for any person other than Hallmark or any of its subsidiaries; (iii) made in connection with the consolidation of Hallmark with or the sale, lease or conveyance of all or substantially all of the assets of Hallmark to, or merger of Hallmark with or into, any other person (as to which the covenant described above under the heading “—Merger, Consolidation, Sale, Lease or Conveyance” shall apply); or (iv) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by Hallmark of another entity; provided that in the case of (iv) only, after giving effect to such acquisition, (y) at least 80% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by Hallmark and (z) Hallmark’s consolidated assets will be at least equal to 70% of its consolidated assets prior to the acquisition. These covenants will not prohibit Hallmark or a Material Subsidiary from pledging any assets to secure borrowings incurred in the ordinary course of business.

Furthermore, for so long as the Notes are outstanding, Hallmark may not under the Indenture, nor may it permit any of its subsidiaries to, incur debt for borrowed money, commitments for the extension of debt for borrowed money or other obligations in excess of $25,000,000 in the aggregate (including commitments for the extension of debt for borrowed money under the secured revolving credit facility, but excluding all other obligations that are secured by a lien in favor of or for the benefit of Frost or its affiliates) which is secured by any shares of voting stock of a Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the Notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that Hallmark continues to own, directly or indirectly, at least 80% of the issued and outstanding voting stock of each Material Subsidiary (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•	pledge, encumbrance or lien to secure Hallmark’s indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

•	lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $500,000 in amount; or

•	lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 90 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $500,000.

The holders of not less than a majority in aggregate principal amount of the Notes may waive compliance in a particular instance by Hallmark with any provision of the Indenture or the Notes, including the foregoing covenants, except as otherwise stated below under “—Modification of the Indenture.”

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Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when:

(1) either: (i) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for which payment has been deposited in trust and thereafter repaid to Hallmark, have been delivered to the Trustee for cancellation; or (ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and Hallmark has irrevocably deposited with the Trustee or the paying agent, in trust, for the benefit of the holders of the Notes, cash in United States dollars and/or non-callable government securities in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;

(2) Hallmark has paid all sums payable by it under the Indenture with respect to the Notes;

(3) Hallmark has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(4) Hallmark has delivered to the Trustee an officers' certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the Notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance.

Hallmark will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 91st day after it has made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the Notes (except for, among other matters, certain obligations to register the transfer of or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1) Hallmark has irrevocably deposited with the Trustee, in trust, cash in United States dollars and/or non-callable government securities that will provide funds in amount sufficient, without reinvestment, in the opinion of a nationally recognized public accounting firm, to pay the principal of, premium, if any, and accrued interest on the Notes at the time such payments are due or on the applicable redemption date in accordance with the terms of the Indenture;

(2) Hallmark has delivered to the Trustee: (i) an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture; and (ii) an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(3) no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of Hallmark are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which Hallmark is a party or by which it is bound;

(4) Hallmark shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and

(5) the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

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Covenant Defeasance.

Hallmark will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the Notes other than an event of default due to its failure to pay the principal of or interest on the Notes when due, upon:

(1) the satisfaction of the conditions described in clauses 1, 2(ii), 3, 4 and 5 of the preceding paragraph; and

(2) Hallmark’s delivery to the Trustee of an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If Hallmark exercises its option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the Notes at the time of acceleration resulting from such event of default. In such event, Hallmark will remain liable for such payments.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the Notes may be made only with the consent of the holders of not less than a majority in principal amount of the Notes then outstanding voting as a single class.

No modification or amendment of the Indenture as applicable to the Notes may, without the consent of each holder affected thereby, do any of the following (with respect to any Notes held by a non-consenting holder):

•	change the stated maturity of the principal of, or interest on, any Note;

•	reduce the principal amount of any Note or reduce the rate of, or extend or change the time for payment of, interest on any Note;

•	change the place or currency of payment of principal, premium, if any, or interest on any Note;

•	reduce any amount payable upon the redemption of any Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

•	reduce the percentage in principal amount of outstanding Notes the consent of whose holders is required for modification or amendment of the Indenture;

•	make any change that adversely affects the right to convert or exchange the Notes as provided in the Indenture;

•	reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification and waiver.

Hallmark and the Trustee may modify or amend the Indenture as applicable to the Notes, without the consent of any holder of the Notes, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated Notes in addition to or in place of definitive Notes;

•	to provide for the assumption of Hallmark’s obligations by a successor in accordance with the covenants described above under “—Merger, Consolidation, Sale, Lease or Conveyance;”

•	to conform the text of the Indenture or the Notes to any provision of this “Description of the Notes” section in this prospectus supplement;

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•	to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any Note as described above under “—Satisfaction and Discharge” and “—Legal Defeasance and Covenant Defeasance;”

•	to make any change that would provide any additional rights or benefits to the holders of the Notes;

•	to make any change that is not inconsistent with the Indenture and does not adversely affect the legal rights thereunder of any holder of a Note;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); or

•	to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes, pursuant to the requirements of the Indenture.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the Indenture or the Notes and the rights of any holder of a Note to receive payment of principal of, premium, if any, on and interest on such Note, holders of a majority in aggregate principal amount of the Notes voting as a single class may waive compliance in a particular instance by Hallmark with any provision of the Indenture or the Note, except as otherwise stated above.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the Notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A Note does not cease to be outstanding because Hallmark or an affiliate of Hallmark holds the Note; provided, that in determining whether the holders of the requisite principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, Notes owned by Hallmark or an affiliate of Hallmark will be disregarded and deemed not to be outstanding. If the paying agent holds on a redemption date money or securities sufficient to pay Notes payable on that date, then immediately after such redemption date such Notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or a meeting of holders of the Notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No director, officer, employee, incorporator or stockholder of Hallmark, as such, will have any liability for any obligations of Hallmark under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a Note, by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

BNY Mellon will act as trustee for the Notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must be organized and doing business under the laws of the United States or any state thereof, and must comply with the applicable requirements under the Trust Indenture Act. The Trustee may resign at any time by giving Hallmark written notice and may be removed as Trustee with respect to the Notes:

•	by notification in writing by the holders of a majority in aggregate principal amount of the outstanding Notes; or

•	by Hallmark if the Trustee (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States or any state thereof; (iii) becomes incapable of acting as Trustee; or (iv) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency.

If the Trustee resigns or is removed, or if a vacancy exists in the office of the Trustee for any reason, Hallmark will promptly appoint a new Trustee. A resignation or removal of the Trustee will become effective only upon the successor Trustee’s acceptance of appointment in writing. The successor Trustee will deliver a notice of its succession to holders of the Notes.

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If the Trustee acquires any conflicting interest, as defined in the Trust Indenture Act, with respect to the Notes, within 90 days after the Trustee has acquired a conflicting interest which has not been cured or waived, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the Notes issued under the Indenture. If the Trustee resigns, Hallmark is required to promptly appoint a successor trustee with respect to the Indenture and the Notes.

The Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

BNY Mellon and/or certain of its affiliates may provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under any of our other indentures.

Notices

Any notices required to be given to the holders of the Notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

General

The Notes will be issued in registered, global form in minimum denominations of $25 and integral multiples of $25 in excess thereof. The Notes will be issued on the issue date therefor only against payment in immediately available funds.

The Notes initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons (referred to herein as “global notes”). The global notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth in this prospectus supplement, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in the limited circumstances described below under “—Exchange of Book Entry Notes for Certificated Notes.” Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Hallmark does not take any responsibility for these operations and procedures and urges investors to contact the systems or their participants to directly discuss these matters.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (referred to herein as “participants”), and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to banks, securities brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to herein as “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

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DTC has advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and

•	ownership of interests in the global notes will be shown on, and the transfer of ownership of the global notes will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Upon issuance, a holder may hold its interests in the global notes directly through DTC if it is a participant, or indirectly through organizations that are participants or indirect participants. The depositaries, in turn, will hold interests in the Notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the Notes, see “—Exchange of Book Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have Notes registered in their name, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments on the global notes registered in the name of DTC, or its nominee, will be payable in immediately available funds by the Trustee (or the paying agent if other than the Trustee) to DTC or its nominee in its capacity as the registered holder under the Indenture. Hallmark and the Trustee, as applicable, will treat the persons in whose names the Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the Trustee nor any agent thereof has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised Hallmark that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the Trustee, as applicable, or Hallmark.

Neither Hallmark nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the Notes, and Hallmark and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Redemption notices shall be sent to DTC or its nominee.

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Initial settlement for the Notes will be made in immediately available funds. Any secondary market trading activity in interests in the global notes will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will settle in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants who have an interest in DTC’s global notes in respect of the portion of the principal amount of the Notes as to which the participant or participants has or have given direction. However, if an event of default exists under the Indenture, DTC reserves the right to exchange the global notes for Notes in certificated form and to distribute the certificated Notes to its participants.

Hallmark believes that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but Hallmark does not take responsibility for the accuracy of this information. Although DTC will agree to the procedures described in this section to facilitate transfers of interests in the global notes among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time by giving reasonable notice. Neither Hallmark nor the Trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global notes that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for certificated Notes in definitive, fully registered form without interest coupons if:

•	DTC notifies Hallmark that it is unwilling or unable to continue as depositary for the global notes and Hallmark fails to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and Hallmark fails to appoint a successor depositary within 90 days of becoming aware of this condition;

•	at Hallmark’s request, DTC notifies holders of the Notes that they may utilize DTC’s procedures to cause the Notes to be issued in certificated form, and such holders request such issuance; or

•	an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated Notes upon request by DTC, but only upon at least 20 days prior written notice given to the Trustee in accordance with DTC’s customary procedures. In all cases, certificated Notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.

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MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relevant to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership and disposition of the Notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, judicial decisions and rulings, pronouncements and administrative interpretations of the Internal Revenue Service (the “IRS”), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial, or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been (or will be) sought on any of the matters discussed below.

The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of beneficial holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass-through entities and the applicable pass-through entity, including partnerships and Subchapter S corporations that invest in the Notes. In addition, this discussion is limited to beneficial owners who are the initial purchasers of the Notes at their original issue price and hold the Notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws or any tax treaties, or the Medicare tax on net investment income.

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the Notes, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes.

THIS DISCUSSION IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

U.S. Holders

The term “U.S. holder” is used herein to mean a beneficial owner of a Note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of Interest. All of the Notes are expected to be issued at face value or a de minimis discount to face value and will bear interest at a fixed rate. Accordingly, interest on each Note will generally be includable in income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

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Sale, Exchange, Retirement, or Disposition. A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a Note is attributable to accrued but unpaid interest on the Note (which amount will be taxable as ordinary income to the extent not previously included in income), and (ii) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will generally equal the cost of the Note to such U.S. holder.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale, exchange, redemption, retirement, or other taxable disposition, the Note has been held by the U.S. holder for more than one year. Otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. holders are subject to certain limitations on the deductibility of their capital losses.

Information Reporting and Backup Withholding. U.S. holders of Notes, except for certain exempt recipients, will generally be subject to information reporting and backup withholding on payments of interest, principal, and gross proceeds from a disposition of Notes. Backup withholding generally applies only if the U.S. holder:

•	fails to furnish a social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest or dividends properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is correct and that the U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Hallmark cannot refund amounts once withheld.

Hallmark will furnish annually to the IRS, and to record holders of the Notes to whom it is required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the Notes.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a Note (other than a partnership or other entity or arrangement classified as a partnership or as a “disregarded entity” for U.S. tax purposes) who is not a U.S. holder (a “non-U.S. holder”). In the case of a non-U.S. holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest. Subject to the summary of backup withholding rules below, payments of interest on a Note to any non-U.S. holder generally will not be subject to U.S. federal income tax or withholding provided Hallmark or the person otherwise responsible for withholding of U.S. federal income tax from payments on the Notes receives a required certification from the non-U.S. holder (as discussed below) and the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of Hallmark common stock;

•	a controlled foreign corporation related, directly or indirectly, to Hallmark through stock ownership;

•	a bank receiving interest described in Code Section 881(c)(3)(A); or

•	receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank, or other financial institution holds the Notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, in order to satisfy the certification requirement Hallmark or the person who otherwise would be required to withhold U.S. federal income tax must receive from the financial institution a certification under penalties of perjury that a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of such a form is furnished to Hallmark or other appropriate payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to Hallmark or the paying agent. In addition, special rules apply to payments made through a qualified intermediary.

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A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. In order to claim the benefit of a lower applicable treaty rate, a Non-U.S. holder must provide Hallmark, or the person who would otherwise be required to withhold U.S. federal income tax, with the required certification (generally, an IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form)).

If the payments of interest on a Note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a branch profits tax at a rate of 30%, or a lower applicable tax treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to withholding of U.S. federal income tax so long as the holder provides Hallmark, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification (generally, an IRS Form W-8ECI).

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, Retirement or Disposition. Subject to the summary of backup withholding rules below, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement, or other disposition of a Note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Proceeds from the disposition of a Note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a Note.

Information Reporting and Backup Withholding. Any payments of interest to a non-U.S. holder will generally be reported to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification of non-U.S. status, as described above, has been received or an exemption otherwise has been established, provided that neither Hallmark nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of the Notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the Notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the Notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting, but generally not backup withholding, on the payment unless the broker has documentary evidence in its files that the beneficial owner is a non-U.S. holder or the non-U.S. holder otherwise establishes an exemption, provided that the broker has no knowledge or reason to know to the contrary.

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability provided such non-U.S. holder furnishes the required information to the IRS. Hallmark cannot refund amounts once withheld.

FATCA

Provisions of the Hiring Incentives to Restore Employment Act regarding foreign account U.S. tax compliance, known as the “Foreign Account Tax Compliance Act” or “FATCA”, impose a U.S. federal withholding tax of 30% on certain types of payments made after December 31, 2012 to “foreign financial institutions” and certain other “non-financial foreign entities.” Specifically, a 30% withholding tax generally is imposed on payments of interest on, and gross proceeds from the sale or other disposition of, the Notes to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, or (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it generally must enter into an agreement with the United States Treasury that requires, among other things, that it undertake to identify accounts held by certain United States persons or foreign entities owned by United States persons, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. Treasury Regulations and subsequent guidance under FATCA generally exempt from withholding interest on, or the gross proceeds from the sale or other disposition of, a debt obligation that is outstanding on July 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury Regulations) after such date. Moreover, as a general matter, Treasury Regulations and subsequent guidance under FATCA defer withholding tax to interest or dividend income paid on or after July 1, 2014 and gross proceeds paid on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding these withholding provisions as well as the status of the proposed United States Treasury Regulations on an investment in the Notes.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

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UNDERWRITING

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the purchase agreement dated August , 2014, each underwriter named below has severally agreed to purchase from Hallmark, and Hallmark has agreed to sell to that underwriter, the principal amount of Notes set forth opposite that underwriter’s name:

Underwriter	Principal Amount of Notes
Sandler O’Neill & Partners, L.P.	$
Incapital LLC

Total		$25,000,000

The purchase agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

The underwriters propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement, plus accrued interest, if any, from August        , 2014 to the date of delivery of the Notes, and to certain dealers at a concession not to exceed     % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed by the underwriters.

The Notes consist of a new issue of securities with no established trading market. We intend to apply to list the Notes on the Nasdaq Global Market. The underwriters have advised us that they intend to make a market in the Notes after the initial offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the Notes.

Certain expenses associated with the offer and the sale of the Notes, exclusive of the underwriting discount, are estimated to be approximately $         and will be paid by Hallmark.

In connection with the offering, Sandler O’Neill, as representative of the underwriters, may purchase and sell Notes in the open market. These transactions may include syndicate covering transactions and stabilizing transactions. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase Notes originally sold by the syndicate member.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time.

The underwriters have in the past provided, and may in the future provide, investment banking and advisory services to Hallmark and its affiliates in the ordinary course of business, for which they have received, or may receive, compensation for such services.

Hallmark has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Hallmark has agreed to reimburse the underwriters for certain expenses incurred by them in connection with the offering.

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LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for Hallmark by McGuire, Craddock & Strother, P.C., Dallas, Texas. Certain legal matters in connection with the Notes will be passed upon for the underwriters by Hogan Lovells US LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Hallmark Financial Services, Inc. and subsidiaries appearing in Hallmark Financial Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, including schedules appearing therein, and the effectiveness of Hallmark Financial Services, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-196613) filed by us with the SEC. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference rooms or on the SEC website at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying by the public at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the internet through the SEC website at www.sec.gov. You may also find our SEC filings and other relevant information about us on our website at http://www.hallmarkgrp.com. However, the information on our website is not a part of this prospectus supplement.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus supplement. Any information filed with the SEC after the date on the cover of this prospectus supplement and prior to the termination of the offering will automatically be deemed to update and supersede this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings made by us with the SEC with file number 001-11252 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our definitive proxy statement filed on April 29, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2014;

•	our Current Report on Form 8-K filed on June 2, 2014; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 9, 2005, including all amendments and reports filed for purposes of updating such description.

You may request a copy of any document incorporated by reference in this prospectus supplement, at no cost, by writing or telephoning us at the following:

Hallmark Financial Services, Inc.

777 Main Street, Suite 1000

Fort Worth, Texas 76102

Attention: Mark J. Morrison, President

Telephone: (817) 348-1600

S-38

PROSPECTUS

Hallmark Financial Services, Inc.

$30,000,000

Senior Unsecured Debt Securities

We may offer and sell, from time to time, in one or more offerings, the senior unsecured debt securities of Hallmark Financial Services, Inc. described in this prospectus. These senior unsecured debt securities may be offered or sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific terms of these senior unsecured debt securities and the manner in which they are being offered in supplements to this prospectus. These senior unsecured debt securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 777 Main Street, Suite 1000, Fort Worth, Texas 76102, and our telephone number is (817) 348-1600.

AN INVESTMENT IN THESE SENIOR UNSECURED DEBT SECURITIES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS BEFORE INVESTING IN THESE SENIOR UNSECURED DEBT SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________________

The date of this prospectus is August 7, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell our senior unsecured debt securities in one or more offerings. This prospectus provides a general description of our senior unsecured debt securities. Each time we sell our senior unsecured debt securities under this shelf registration process, we will provide a prospectus supplement that will contain more specific information about the terms of the senior unsecured debt securities and the manner of the offering. The prospectus supplement may also add, update or change any of the information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement, as well as the information incorporated herein and therein by reference. See, “Information Incorporated by Reference.” Any information in any prospectus supplement or any subsequent material incorporated herein or therein by reference will supersede the information in this prospectus or any earlier prospectus supplement. This prospectus may not be used to offer to sell, to solicit an offer to buy, or to consummate a sale of any of our senior unsecured debt securities unless it is accompanied by a prospectus supplement.

Unless the context requires otherwise, in this prospectus the term “Hallmark” refers solely to Hallmark Financial Services, Inc. and the terms “we,” “our” and “us” refer to Hallmark and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the materials incorporated herein and therein by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbors created thereby. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate” or similar expressions. These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business activities and availability of funds. Statements regarding the following subjects are forward-looking by their nature:

•	our business and growth strategies;

•	our performance goals;

•	our projected financial condition and operating results;

•	our understanding of our competition;

•	industry and market trends;

•	the impact of technology on our products, operations and business;

•	our use of the proceeds of any offering; and

•	any other statements or assumptions that are not historical facts.

The forward-looking statements included in this prospectus, any prospectus supplement and the materials incorporated herein and therein by reference are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework, weather-related events and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying these forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus, any prospectus supplement or the materials incorporated herein or therein by reference will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

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COMPANY OVERVIEW

We are a diversified property/casualty insurance group that serves businesses and individuals in specialty and niche markets. We offer specialty commercial insurance, standard commercial insurance and personal insurance in selected market subcategories that are characteristically low-severity and short-tailed risks. We focus on marketing, distributing, underwriting and servicing property/casualty insurance products that require specialized underwriting expertise or market knowledge. We believe this approach provides us the best opportunity to achieve favorable policy terms and pricing. The insurance policies we produce are written by our six insurance company subsidiaries as well as unaffiliated insurers.

We pursue our business activities through subsidiaries whose operations are organized into five business units that are supported by our insurance company subsidiaries. Our E&S Commercial business unit handles primarily commercial insurance products and services in the excess and surplus lines market. Our Hallmark Select business unit offers (i) general aviation insurance products and services, (ii) low and middle market commercial umbrella and excess liability insurance, (iii) medical professional liability insurance products and services and (iv) space and satellite launch insurance products. Our Standard Commercial P&C business unit primarily handles standard commercial insurance and occupational accident insurance. Our Workers Compensation business unit specializes in small and middle market workers compensation business. Our Personal Lines business unit focuses on non-standard personal automobile insurance and complementary personal insurance products and services.

Each business unit has its own management team with significant experience in distributing products to its target markets and proven success in achieving underwriting profitability and providing efficient claims management. Each business unit is responsible for marketing, distribution, underwriting and claims management while we provide capital management, reinsurance, actuarial, investment, financial reporting, technology and legal services and back office support at the parent level. We believe this approach optimizes our operating results by allowing us to effectively penetrate our selected specialty and niche markets while maintaining operational controls, managing risks, controlling overhead and efficiently allocating our capital across business units.

The retained premium produced by our business units is supported by our insurance company subsidiaries, which are American Hallmark Insurance Company of Texas (“AHIC”), Hallmark Insurance Company (“HIC”), Hallmark Specialty Insurance Company (“HSIC”), Hallmark County Mutual Insurance Company (“HCM”), Hallmark National Insurance Company (“HNIC”) and Texas Builders Insurance Company (“TBIC”). AHIC, HIC, HSIC and HNIC have entered into a pooling arrangement, pursuant to which AHIC retains 30% of the net premiums written by any of them, HIC retains 27% of the net premiums written by any of them, HSIC retains 30% of the net premiums written by any of them and HNIC retains 13% of the net premiums written by any of them. A.M. Best Company (“A.M. Best”), a nationally recognized insurance industry rating service and publisher, has pooled its ratings of these four insurance company subsidiaries and assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-” to each of these individual insurance company subsidiaries and to the pool formed by these four insurance company subsidiaries. Also, A.M. Best has assigned a financial strength rating of “A–” (Excellent) and an issuer credit rating of “a-” to HCM. A.M. Best does not assign a financial strength rating or an issuer credit rating to TBIC.

RISK FACTORS

Investing in Hallmark’s senior unsecured debt securities involves a number of risks. Before making an investment decision, you should carefully consider the risks and other information included or incorporated by reference in this prospectus and any prospectus supplement. In particular, you should consider the risks discussed under the heading “Risk Factors” in all documents incorporated by reference in this prospectus and any prospectus supplement, including our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. Risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial results. Additional risk factors may be included in any prospectus supplement relating to a particular offering of the senior unsecured debt securities.

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USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from any sale of Hallmark’s senior unsecured debt securities under this prospectus and any prospectus supplement. We currently anticipate that the net proceeds from any sale of the senior unsecured debt securities under this prospectus and any prospectus supplement will be used for working capital and general corporate purposes, including funding opportunistic acquisitions of businesses and potential repurchases of shares of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of consolidated earnings to fixed charges for the six months ended June 30, 2014, and each of the preceding five fiscal years.

Six Months Ended June 30	Fiscal Year Ended December 31
2014	2013	2012	2011	2010	2009
4.16x	3.07x	1.53x	*	2.58x	7.36x

For purposes of calculating these ratios, (a) “earnings” consist of pre-tax income (loss) plus fixed charges less net income attributable to non-controlling interests, and (b) “fixed charges” consist of interest expense and the estimated interest component of rental expense. Earnings for the fiscal year ended December 31, 2011 were inadequate to cover fixed charges. The coverage deficiency was $19.9 million.

DESCRIPTION OF SENIOR UNSECURED DEBT SECURITIES

The following is a description of the material features, terms and provisions of senior unsecured debt securities that Hallmark may offer pursuant to this prospectus. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should carefully read the applicable prospectus supplement relating to any offering of senior unsecured debt securities and any other offering materials that we may provide.

General

Hallmark may issue senior unsecured debt securities from time to time, in one or more series, under an indenture which may be supplemented or amended from time to time. The particular terms of a series of senior unsecured debt securities will be described in a prospectus supplement relating to such series. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following its execution. Unless otherwise stated in the applicable prospectus supplement, Hallmark will not be limited in the amount of debt securities that it may issue, and the senior unsecured debt securities will not be secured by any of our property or assets. As a result, the holders of the senior unsecured debt securities will be unsecured creditors.

Hallmark is a holding company and conducts substantially all of its operations through subsidiaries. As a result, claims of holders of the senior unsecured debt securities will generally have a junior position to claims of creditors of Hallmark’s subsidiaries, except to the extent that Hallmark may be recognized as a creditor of those subsidiaries. In addition, Hallmark’s right to participate as a stockholder in any distribution of assets of any subsidiary (and thus the ability of holders of the senior unsecured debt securities to benefit from such distribution) is junior to creditors of each subsidiary. Further, dividends and distributions to Hallmark by its insurance company subsidiaries are restricted by the insurance regulations of the respective state in which each insurance company subsidiary is domiciled.

The indenture, and any supplemental indentures, will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the senior unsecured debt securities, the indenture or any supplemental indenture. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of the indenture and any supplemental indenture, including any definitions of terms used in such indenture. Your rights will be defined by the terms of the indenture or any supplemental indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the terms of a particular series of senior unsecured debt securities described in the applicable prospectus supplement.

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The senior unsecured debt securities may be denominated and payable in U.S. dollars. Hallmark may also issue senior unsecured debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, and other cash amounts payable under the indenture. Senior unsecured debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

Terms to Be Included in Prospectus Supplement

The applicable prospectus supplement will describe the senior unsecured debt securities and the price or prices at which we will offer the senior unsecured debt securities. The description will, to the extent applicable, include:

•	the title and form of the senior unsecured debt securities;

•	the aggregate principal amount of the senior unsecured debt securities or the series of which they are a part and any limit on the amount that may be issued;

•	the person or persons to whom any principal or interest on a senior unsecured debt security of the series will be paid;

•	the date or dates on which Hallmark must repay the principal;

•	the rate or rates at which the senior unsecured debt securities will bear interest;

•	the date or dates from which interest will accrue, and the dates on which Hallmark must pay interest;

•	the place or places where Hallmark must pay the principal and any premium or interest on the senior unsecured debt securities;

•	whether the senior unsecured debt securities are entitled to the benefit of any sinking fund;

•	the identity of the indenture trustee;

•	the terms and conditions on which Hallmark may redeem any senior unsecured debt security, if at all;

•	any obligation to redeem or purchase any senior unsecured debt securities and, if so, the terms and conditions on which Hallmark must do so;

•	the denominations in which Hallmark may issue the senior unsecured debt securities;

•	the manner in which Hallmark will determine the amount of principal of or any premium or interest on the senior unsecured debt securities;

•	the currency in which Hallmark will pay the principal of and any premium or interest on the senior unsecured debt securities;

•	the principal amount of the senior unsecured debt securities that Hallmark will pay upon declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	the extent to which the senior unsecured debt securities will be issuable in permanent global form, the manner in which any payments on a permanent global debt security will be made, the appointment of any depository relating thereto and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository;

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•	whether the senior unsecured debt securities are defeasible and the terms of such defeasance; and

•	any addition to or change in the events of default applicable to the senior unsecured debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the senior unsecured debt securities due and payable.

Some or all of the senior unsecured debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.

Ranking of Senior Unsecured Debt Securities

The senior unsecured debt securities will be the direct, unsecured obligations of Hallmark only and will not be obligations of or guaranteed by any of its subsidiaries. As such, the senior unsecured debt securities will:

•	rank senior in right of payment to any of Hallmark’s existing and future indebtedness and other obligations that are, by their terms, expressly subordinated or junior in right of payment to the senior unsecured debt securities;

•	rank equally in right of payment to all of Hallmark’s existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated or junior in right of payment to the senior unsecured debt securities;

•	be effectively subordinated to all of Hallmark’s existing and future secured indebtedness and other obligations to the extent of the value of the collateral securing such secured indebtedness and other obligations; and

•	be structurally subordinated to the indebtedness and other obligations of all of Hallmark’s subsidiaries.

PLAN OF DISTRIBUTION

We may sell the senior unsecured debt securities offered by this prospectus and any prospectus supplement by any of the following methods:

•	to or through underwriters or dealers, with or without an underwriting syndicate, for them to offer and sell to the public;

•	directly to one or more purchasers in negotiated purchases or in competitively bid transactions;

•	through designated agents; or

•	through a combination of any of these methods of sale.

If underwriters are used to sell the securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that event, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the senior unsecured debt securities for whom they may act as agent.

To the extent required by applicable law, a prospectus supplement relating to any such offering of senior unsecured debt securities will set forth:

•	the name or names of any underwriters, dealers or agents and the amounts of senior unsecured debt securities purchased by each of them;

•	the public offering price of the senior unsecured debt securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

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•	any securities exchange on which the senior unsecured debt securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the related prospectus supplement, each series of senior unsecured debt securities will be a new issue with no established trading market. We may elect to list any series of senior unsecured debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the senior unsecured debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered senior unsecured debt securities.

If underwriters are used in the sale of any senior unsecured debt securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the senior unsecured debt securities if they purchase any of the securities.

If we use dealers in the sale of senior unsecured debt securities, we will sell the securities to such dealers as principals. The dealers may then resell the senior unsecured debt securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the senior unsecured debt securities directly, and we may sell the senior unsecured debt securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of senior unsecured debt securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents will be involved. We will not make an offer of senior unsecured debt securities in any jurisdiction that does not permit such an offer.

We may sell the senior unsecured debt securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the senior unsecured debt securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our senior unsecured debt securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification and contribution will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the senior unsecured debt securities offered hereby will be passed upon for us by McGuire, Craddock & Strother, P.C., Dallas, Texas.

EXPERTS

The consolidated financial statements of Hallmark Financial Services, Inc. and subsidiaries appearing in Hallmark Financial Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, including schedules appearing therein, and the effectiveness of Hallmark Financial Services, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission relating to the senior unsecured debt securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us and the senior unsecured debt securities. The registration statement, exhibits and schedules are available at the SEC’s public reference rooms or on the SEC website at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying by the public at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the internet through the SEC website at www.sec.gov. You may also find our SEC filings and other relevant information about us on our website at http://www.hallmarkgrp.com. However, the information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus and any prospectus supplement. Any information filed with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement, or after the date on the cover of this prospectus or any prospectus supplement, will automatically be deemed to update and supersede this prospectus and any such prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 001-11252 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the senior unsecured debt securities described in this prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our definitive proxy statement filed on April 29, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2014;

•	our Current Reports on Form 8-K filed on June 2, 2014; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 9, 2005, including all amendments and reports filed for purposes of updating such description.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

Hallmark Financial Services, Inc.

777 Main Street, Suite 1000

Fort Worth, Texas 76102

Attention: Mark J. Morrison, President

Telephone: (817) 348-1600

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$25,000,000

Hallmark Financial Services, Inc.

% Senior Unsecured Notes due 2024

PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is August , 2014

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